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                                                                      EXHIBIT 99


PRESS RELEASE                    Contact:    Bill Foust             Paul Roberts
                                             770-569-4203           770-569-4277




     SCHWEITZER-MAUDUIT RESPONDS TO UNSOLICITED TENDER OFFER BY IG HOLDINGS


Alpharetta, GA, January 25, 1999. Schweitzer-Mauduit International, Inc. (NYSE:
SWM) today reported that it has become aware of an unsolicited tender offer by IG Holdings, Inc. to purchase up to 2 percent of the total outstanding shares of Schweitzer-Mauduit.

Schweitzer-Mauduit stated that it became aware of the purported tender offer when a broker called to inquire about it. Based upon information obtained by Schweitzer-Mauduit, IG Holdings appears to have commenced a tender offer for Schweitzer-Mauduit's shares on or about January 8, 1999, at a price of $12.75 per share less any distributions paid after October 31, 1998. Schweitzer-Mauduit paid a dividend of $.15 per share on December 14, 1998. IG Holdings is in no way affiliated with Schweitzer-Mauduit and did not contact Schweitzer-Mauduit prior to the commencement of the offer, nor has Schweitzer-Mauduit been contacted subsequently by IG Holdings. Schweitzer-Mauduit does not have any additional information regarding the identity of IG Holdings. However, Schweitzer-Mauduit noted that it has been informed that other companies have recently announced similar unsolicited, below-market tender offers purportedly initiated by IG Holdings.

Schweitzer-Mauduit has 15.9 million shares of common stock outstanding. These shares are traded on the New York Stock Exchange and closed at $14 9/16 per share on January 22, 1999, or approximately 16 percent above the IG Holdings offer price. Therefore, a stockholder who wants to sell Schweitzer-Mauduit common stock should compare the sale price available on the New York Stock Exchange at the time of the intended sale with the tender price being offered by IG Holdings.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, business forms and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 80 countries and employ 3,400 people worldwide, with operations in the United States, France, Brazil and Canada.


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